Exhibit 99.1

Media Relations: Jeanmarie McFadden 212-761-2433	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports First Quarter 2011:

●	Net Revenues of $7.6 Billion, Including Loss of $655 Million in Japanese Securities Joint Venture

●	Income from Continuing Operations of $0.50 per Diluted Share, Including Gain of $0.30 from a Discrete Tax Item and Loss of $0.26 in Japanese Securities Joint Venture

●	Strong Performance in Equity Sales and Trading, Solid Results in Fixed Income, Positive Net Flows in Global Wealth Management and Asset Management, and Robust M&A Activity

NEW YORK, April 21, 2011 – Morgan Stanley (NYSE: MS) today reported income of $966 million, or $0.50 per diluted share,1 from continuing operations applicable to Morgan Stanley for the first quarter ended March 31, 2011 compared with income of $1.8 billion, or $1.03 per diluted share, for the same period a year ago.  Net revenues were $7.6 billion for the current quarter compared with $9.1 billion a year ago.  Results for the current quarter included a pre-tax loss of $655 million (after-tax loss of $425 million or $0.26 per diluted share) arising from the Firm’s 40% stake in a Japanese securities joint venture (Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. or MUMSS) controlled and managed by our partner, Mitsubishi UFJ Financial Group, Inc. (MUFG).  The current quarter also included a net tax benefit of $447 million, or $0.30 per diluted share, from the remeasurement of a deferred tax asset and the reversal of a related valuation allowance that are both associated with the sale of Revel Entertainment Group, LLC (Revel).2

Compensation expenses of $4.3 billion decreased from $4.4 billion a year ago.  The Firm’s current quarter compensation to net revenue ratio was adversely affected by the aforementioned MUMSS loss, which reduced net revenues by $655 million.  This ratio for the current quarter was 57% (or 52% excluding the MUMSS loss) compared with 49% a year ago.3  Non-compensation expenses were $2.4 billion compared with $2.1 billion a year ago reflecting higher levels of business activity and increased legal and technology-related expenses.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $0.50 per diluted share, compared with net income of $0.99 per diluted share in the first quarter of 2010.

Business Highlights

●
Sales and trading net revenues were $3.0 billion and included negative revenue of $189 million related to Morgan Stanley’s debt-related credit spreads (DVA)4, 5 in the current quarter.  Equity sales and trading reported net revenues of $1.7 billion, the highest reported quarter since 2008, reflecting higher levels of client activity.  Fixed income and commodities sales and trading results improved significantly from the fourth quarter of 2010.

●
Investment Banking revenues were $1.0 billion and reflected an increase in both advisory and underwriting activity from a year ago.  The Firm ranked #1 in global announced and completed M&A and #3 in global Equity.6

●	Global Wealth Management Group delivered net revenues of $3.4 billion, with client assets of $1.7 trillion and 17,800 global representatives. Net new assets for the quarter were $11.4 billion.

●
Asset Management reported net revenues of $626 million and positive net flows of $1.4 billion.  During the quarter, Morgan Stanley also completed the restructuring of its ownership of FrontPoint Partners LLC (FrontPoint).

James P. Gorman, President and Chief Executive Officer, said, "We continued to strengthen our client franchise and delivered solid results across many of our businesses.  Our premier investment banking franchise remains a clear industry leader – maintaining our #1 ranking in global M&A in a robust deal market.  We also made gains in key areas of focus – with our best results in equities since the financial crisis; significant improvement in fixed income and commodities from last quarter; and positive flows across wealth management and asset management.  While the loss at our joint venture with MUFG is disappointing, we remain strongly committed to the Japanese market and our strategic partners at MUFG.  Further, this loss does not impact the progress we are making in pursuing our own strategic priorities.  I am confident that Morgan Stanley is well-positioned to seize the opportunities presented by today’s market environment and deliver long-term value to our clients, shareholders and employees."

Summary of Business Segment Results
($ millions)
	Institutional Securities		Global Wealth Management Group		Asset Management
	Net	Pre-Tax	Net	Pre-Tax	Net	Pre-Tax
	Revenues (1)	Income	Revenues	Income	Revenues	Income
1Q 2011	$3,592	$397	$3,437	$348	$626	$127
4Q 2010	$3,618	$437	$3,353	$390	$858	$356
1Q 2010	$5,338	$2,065	$3,105	$278	$653	$174

(1) Net revenues for 1Q 2011, 4Q 2010 and 1Q 2010 include positive (negative) revenue from DVA of ($189) million, ($945) million and $54 million, respectively.

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $397 million compared with pre-tax income from continuing operations of $2.1 billion in the first quarter of last year.  Net revenues for the current quarter were $3.6 billion, inclusive of the MUMSS loss of $655 million, compared with $5.3 billion a year ago.  DVA resulted in negative revenue of $189 million in the current quarter compared with positive revenue of $54 million a year ago.5  The quarter’s pre-tax margin was 11%.7

●	Advisory revenues of $385 million increased 18% from a year ago and reflected higher levels of completed activity.

●
Underwriting revenues of $623 million increased 11% from last year’s first quarter on higher levels of market activity.  Equity underwriting revenues increased 8% from the prior year to $285 million.  Fixed income underwriting revenues increased 14% to $338 million from last year’s first quarter primarily due to higher loan syndication fees.

●
Fixed income and commodities sales and trading net revenues were $1.8 billion compared with net revenues of $2.7 billion in last year’s first quarter.8  DVA resulted in negative revenue of $159 million in the current quarter compared with positive revenue of $2 million a year ago.5  The decrease in net revenues from last year’s strong first quarter primarily reflected lower results in credit products, partly offset by higher net revenues in interest rates.  Commodities results were higher than the prior year quarter.

●
Equity sales and trading net revenues were $1.7 billion compared with net revenues of $1.4 billion in last year’s first quarter.5  Net revenues increased from a year ago primarily reflecting higher results in the derivatives and cash businesses driven by increased levels of both client activity and market volatility.

●
Other sales and trading net losses were $458 million compared with net losses of $1 million in the first quarter of last year.5  Results for the current quarter included losses on economic hedges related to the Firm’s long-term debt, and funding costs related to higher levels of liquidity held by the Firm’s U.S. subsidiary banks.

●	Investment gains were $143 million compared with gains of $174 million in the first quarter of last year.

●	Other revenues were negative $573 million for the quarter compared with positive revenues of $142 million a year ago. Results for the current quarter reflected the MUMSS loss noted above.

●
Compensation expenses of $2.0 billion decreased from $2.2 billion a year ago and primarily reflected lower net revenues.  The compensation to net revenue ratio for the current quarter was 54% compared with 41% a year ago (this ratio was adversely affected by the MUMSS loss and DVA which reduced net revenues in the current period).  Non-compensation expenses of $1.2 billion increased 13% from a year ago, resulting from higher levels of business activity and increased legal and technology-related expenses.

●	Morgan Stanley’s average trading Value-at-Risk measured at the 95% confidence level was $121 million compared with $132 million in the fourth quarter of 2010.

GLOBAL WEALTH MANAGEMENT GROUP

Global Wealth Management Group reported pre-tax income from continuing operations of $348 million compared with pre-tax income from continuing operations of $278 million in the first quarter of last year.  The quarter’s pre-tax margin was 10%.7  Income after the non-controlling interest allocation to Citigroup Inc. and before taxes was $274 million.9

●	Net revenues were $3.4 billion compared with $3.1 billion a year ago and primarily reflected higher commissions and asset management revenues.

●
Compensation expenses of $2.1 billion increased 8% from a year ago.  The compensation to net revenue ratio for the current quarter was 62% compared with 64% a year ago.  Non-compensation expenses of $964 million increased from $855 million a year ago.

●
Total client assets were $1.7 trillion at quarter-end.  Client assets in fee-based accounts were $501 billion and represented 29% of total client assets.  Net new assets for the quarter were $11.4 billion and net new flows in fee-based accounts were $17.8 billion.

●	The 17,800 global representatives at quarter-end achieved average annualized revenue per global representative of $767,000 and total client assets per global representative of $97 million.

ASSET MANAGEMENT

Asset Management reported pre-tax income from continuing operations of $127 million compared with a pre-tax income from continuing operations of $174 million in last year’s first quarter.  Results for the current quarter included gains of $42 million compared with gains of $119 million in the prior year related to principal investments held by certain consolidated real estate funds.10  The quarter’s pre-tax margin was 20%.7  Income after the non-controlling interest allocation and before taxes was $100 million.

●
Net revenues of $626 million declined from $653 million a year ago as higher results in the Traditional Asset Management business were offset by lower gains on principal investments in the Real Estate Investing business.11

●
Compensation expenses of $255 million declined from $275 million a year ago.  The compensation to net revenue ratio for the quarter was 41% compared with 42% a year ago.  Non-compensation expenses of $244 million increased 20% from a year ago.

●
Assets under management or supervision at March 31, 2011 of $284 billion increased from $262 billion a year ago.  The increase reflected market appreciation and net customer inflows primarily in Morgan Stanley’s liquidity funds.  In addition, the business recorded positive net flows of $1.4 billion in the current quarter compared with net outflows of $6.8 billion in the first quarter of the prior year.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio, under Basel I, was approximately 16.7% and Tier 1 common ratio was approximately 11.8%.7, 12  The annualized return on average common equity from continuing operations was 6.2% in the current quarter.

As of March 31, 2011, Morgan Stanley had not repurchased any shares of its common stock as part of its capital management share repurchase program.

Pursuant to the Shareholder Agreement between MUFG and Morgan Stanley, MUFG is responsible for ensuring that MUMSS remains adequately capitalized, and Morgan Stanley is not obligated to contribute additional capital to MUMSS.  As a result of the losses incurred by MUMSS, MUFG announced that it is intending to contribute in April approximately $370 million of capital to MUMSS.  The MUFG capital injection will improve the capital base and restore the capital adequacy ratio of MUMSS, and will partially mitigate, to the extent of approximately $145 million, the reduction in Morgan Stanley’s book value that results from the MUMSS losses.

At March 31, 2011, book value per common share was $31.45, based on 1.5 billion shares outstanding.

OTHER MATTERS

Excluding the discrete tax gain related to Revel and the effect of the MUMSS loss, the effective tax rate from continuing operations for the current quarter was 27.6%.13

Morgan Stanley announced that its Board of Directors declared a $0.05 quarterly dividend per common share. The dividend is payable on May 13, 2011 to common shareholders of record on April 29, 2011.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 42 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and other items throughout the Form 10-K and the Company’s Current Reports on Form 8-K.

1 Includes preferred dividends and other adjustments, related to the calculation of earnings per share, of approximately $232 million for the quarter ended March 31, 2011 and $365 million for the quarter ended March 31, 2010.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

2 The income tax benefit associated with this deferred tax asset and related valuation allowance was originally recognized in income from discontinued operations in 2010 in connection with the recognition of a $1.2 billion loss due to write-downs and related costs following the Firm's commitment to a plan to dispose of Revel.  Morgan Stanley recorded the valuation allowance because the Firm did not believe it was more likely than not that it would have sufficient future net capital gain to realize the benefit of the expected capital loss to be recognized upon the disposal of Revel. During the quarter ended March 31, 2011, the disposal of Revel was restructured as a tax-free like kind exchange and the disposal was completed. The restructured transaction changed the character of the future taxable loss to ordinary.  Morgan Stanley reversed the valuation allowance because the Firm believes it is more likely than not that it will have sufficient future ordinary taxable income to recognize the recorded deferred tax asset.  In accordance with the applicable accounting literature, this reversal of a previously established valuation allowance due to a change in circumstances was recognized in income from continuing operations.

3 The Firm’s compensation to net revenue ratio, excluding the MUMSS loss, is a non-GAAP financial measure that the Firm considers a useful measure for the Firm and investors to assess operating performance.  The 52% ratio is computed as compensation and benefits costs divided by net revenues, less the MUMSS loss of $655 million.

4 Represents the change in the fair value of certain of Morgan Stanley’s long-term and short-term borrowings resulting from fluctuations in its credit spreads (commonly referred to as “DVA”).

5 Due to DVA, sales and trading net revenue for the quarter ended March 31, 2011 included negative revenue of $189 million (fixed income: $159 million; equity: $30 million) and sales and trading net revenue for the quarter ended March 31, 2010 included positive revenue of $54 million (fixed income: $2 million; equity: $48 million; other: $4 million).

6 Source: Thomson Reuters – for the period of January 1, 2011 to March 31, 2011 as of April 4, 2011.

7 Pre-tax margin and Tier 1 common ratios are non-GAAP financial measures that the Firm considers to be useful measures that the Firm and investors use to assess operating performance and capital adequacy.  Pre-tax margin represents income (loss) from continuing operations before taxes, divided by net revenues.  The Tier 1 common ratio equals Tier 1 capital (see note 12) less qualifying perpetual preferred stock and qualifying restricted core capital elements, such as qualifying trust preferred securities and qualifying non-controlling interests, adjusted for the portion of goodwill and non-servicing intangible assets associated with Morgan Stanley Smith Barney (MSSB) non-controlling interests divided by risk-weighted assets.

8 Effective for the quarter ended March 31, 2011, the Institutional Securities “fixed income” business has been renamed the “fixed income and commodities” business. The “interest rates credit and currency” (IRCC) business has been renamed the “fixed income” business. These name changes did not affect current or previously reported results for these businesses.

9 Morgan Stanley owns 51% of MSSB, which is consolidated.  The results related to the 49% interest retained by Citigroup Inc. are reported in net income (loss) applicable to non-controlling interests on page 9 of Morgan Stanley’s Financial Supplement accompanying this release.

10 Results for the first quarter of 2011 and 2010 included pre-tax income of $28 million and $116 million, respectively,  related to principal investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to non-controlling interests on page 11 of Morgan Stanley’s Financial Supplement accompanying this release.

11 Beginning this quarter, the Asset Management business segment was organized into three businesses, including Traditional Asset Management, Real Estate Investing and Merchant Banking.  Traditional Asset Management includes Long-Only, Liquidity and Alternative Investment Partners fund of funds businesses.  Real Estate Investing was previously reported as part of Merchant Banking.  Merchant Banking includes Private Equity and Infrastructure businesses and hedge fund investments.  The Firm’s equity investment in FrontPoint, subsequent to the restructuring of that business, on March 1, 2011, is included in Merchant Banking.  The results of FrontPoint for all periods prior to the restructuring are also included in Merchant Banking.

12 The Firm calculates its Tier 1 capital ratio and risk-weighted assets in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  These computations are preliminary estimates as of April 21, 2011 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.  On March 31, 2011, the Federal Reserve implemented a limit on the amount of the restricted core capital elements (trust preferred securities and certain non-controlling interests) to 15% of the sum of all core capital elements, including restricted core capital elements, net of goodwill less any associated deferred tax liability.  This restriction resulted in approximately $3.9 billion of restricted capital being reclassed from Tier 1 capital to Tier 2 capital for March 31, 2011.

13 Reflects the Firm’s effective tax rate from continuing operations exclusive of the discrete tax benefit of $447 million related to Revel and a tax benefit of $230 million related to the MUMSS loss.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	Dec 31, 2010	Mar 31, 2010
Net revenues
Institutional Securities	$3,592	$3,618	$5,338	(1%)	(33%)
Global Wealth Management Group	3,437	3,353	3,105	3%	11%
Asset Management	626	858	653	(27%)	(4%)
Intersegment Eliminations	(20)	(22)	(24)	9%	17%
Consolidated net revenues	$7,635	$7,807	$9,072	(2%)	(16%)

Income (loss) from continuing operations before tax
Institutional Securities	$397	$437	$2,065	(9%)	(81%)
Global Wealth Management Group	348	390	278	(11%)	25%
Asset Management	127	356	174	(64%)	(27%)
Intersegment Eliminations	0	0	(2)	--	*
Consolidated income (loss) from continuing operations before tax	$872	$1,183	$2,515	(26%)	(65%)

Income (loss) applicable to Morgan Stanley
Institutional Securities	$714	$533	$1,731	34%	(59%)
Global Wealth Management Group	183	166	99	10%	85%
Asset Management	69	168	15	(59%)	*
Intersegment Eliminations	0	0	(1)	--	*
Consolidated income (loss) applicable to Morgan Stanley	$966	$867	$1,844	11%	(48%)

Earnings (loss) applicable to Morgan Stanley common shareholders	$736	$600	$1,411	23%	(48%)

Earnings per basic share:
Income from continuing operations	$0.50	$0.44	$1.12	14%	(55%)
Discontinued operations	$0.01	$(0.02)	$(0.05)	*	*
Earnings per basic share	$0.51	$0.42	$1.07	21%	(52%)

Earnings per diluted share:
Income from continuing operations	$0.50	$0.43	$1.03	16%	(51%)
Discontinued operations	$-	$(0.02)	$(0.04)	*	*
Earnings per diluted share	$0.50	$0.41	$0.99	22%	(49%)

Notes:	-
Results for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010 include positive (negative) revenue of $(189) million, $(945) million and $54 million, respectively, related to the movement in Morgan Stanley's credit spreads on certain long-term and short-term debt.

	-	Income (loss) applicable to Morgan Stanley represents consolidated income (loss) from continuing operations applicable to Morgan Stanley before gain (loss) from discontinued operations.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010	Dec 31, 2010	Mar 31, 2010
Revenues:
Investment banking	$1,214	$1,761	$1,060	(31%)	15%
Principal transactions:
Trading	2,977	854	3,758	*	(21%)
Investments	329	688	369	(52%)	(11%)
Commissions	1,449	1,311	1,260	11%	15%
Asset management, distribution and admin. fees	2,109	2,080	1,963	1%	7%
Other	(444)	861	294	*	*
Total non-interest revenues	7,634	7,555	8,704	1%	(12%)

Interest income	1,854	1,944	1,736	(5%)	7%
Interest expense	1,853	1,692	1,368	10%	35%
Net interest	1	252	368	(100%)	(100%)
Net revenues	7,635	7,807	9,072	(2%)	(16%)

Non-interest expenses:
Compensation and benefits	4,333	4,061	4,416	7%	(2%)

Non-compensation expenses:
Occupancy and equipment	402	380	390	6%	3%
Brokerage, clearing and exchange fees	405	380	348	7%	16%
Information processing and communications	445	442	395	1%	13%
Marketing and business development	147	161	134	(9%)	10%
Professional services	428	560	395	(24%)	8%
Other	603	640	479	(6%)	26%
Total non-compensation expenses	2,430	2,563	2,141	(5%)	13%

Total non-interest expenses	6,763	6,624	6,557	2%	3%

Income (loss) from continuing operations before taxes	872	1,183	2,515	(26%)	(65%)
Income tax provision / (benefit) from continuing operations	(256)	86	436	*	*
Income (loss) from continuing operations	1,128	1,097	2,079	3%	(46%)
Gain (loss) from discontinued operations after tax	2	(31)	(68)	*	*
Net income (loss)	$1,130	$1,066	$2,011	6%	(44%)
Net income (loss) applicable to non-controlling interests	162	230	235	(30%)	(31%)
Net income (loss) applicable to Morgan Stanley	968	836	1,776	16%	(45%)
Preferred stock dividend / Other	$232	$236	$365	(2%)	(36%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$736	$600	$1,411	23%	(48%)

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	966	867	1,844	11%	(48%)
Gain (loss) from discontinued operations after tax	2	(31)	(68)	*	*
Net income (loss) applicable to Morgan Stanley	$968	$836	$1,776	16%	(45%)

Pre-tax profit margin	11%	15%	28%
Compensation and benefits as a % of net revenues	57%	52%	49%
Non-compensation expenses as a % of net revenues	32%	33%	24%
Effective tax rate from continuing operations	*	7.3%	17.3%

Notes:	-
Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.  Percentages represent income from continuing operations before income taxes as a percentage of net revenues.

-
Other revenue for the quarter ended March 31, 2011 included a loss of $655 million related to the Firm's 40% stake in a securities joint venture, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., controlled and managed by our partner Mitsubishi UFJ Financial Group, Inc.

	-	Other revenue for the quarter ended December 31, 2010 included a gain of $668 million on the sale of the Firm's investment in China International Capital Corporation Limited.
-
The quarter ended March 31, 2011 included a discrete net tax benefit of $447 million from the remeasurement of a deferred tax asset and the reversal of a related valuation allowance that are both associated with the sale of Revel Entertainment Group, LLC. Excluding this discrete tax gain and tax benefit of $230 million related to the MUMSS loss, the effective tax rate for the quarter was 27.6%.

-
The quarters ended December 31, 2010 and March 31, 2010 included a discrete tax gain of approximately $95 million and $382 million, respectively.  Excluding these tax gains, the effective tax rates for the quarters would have been 15.3% and 32.5%, respectively.

	-	Preferred stock dividend / Other includes allocation of earnings to Participating Restricted Stock Units and China Investment Corporation equity units.

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, in millions, except for per share data)

	Quarter Ended
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010

Income (loss) from continuing operations	1,128	1,097	2,079
Net income (loss) from continuing operations applicable to non-controlling interest	162	230	235
Income from continuing operations applicable to Morgan Stanley	966	867	1,844
Less: Preferred Dividends	(220)	(221)	(220)
Income from continuing operations applicable to Morgan Stanley, prior to allocation of income to CIC Equity Units and Participating Restricted Stock Units	746	646	1,624

Basic EPS Adjustments:
Less: Allocation of undistributed earnings to CIC Equity Units	0	0	(99)
Less: Allocation of earnings to Participating Restricted Stock Units	(12)	(16)	(54)
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$734	$630	$1,471

Gain (loss) from discontinued operations after tax	2	(31)	(68)
Gain (loss) from discontinued operations after tax applicable to non-controlling interests	0	0	0
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	2	(31)	(68)
Less: Allocation of undistributed earnings to CIC Equity Units	0	0	6
Less: Allocation of earnings to Participating Restricted Stock Units	0	1	2
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	2	(30)	(60)

Earnings (loss) applicable to Morgan Stanley common shareholders	$736	$600	$1,411

Average basic common shares outstanding (millions)	1,456	1,437	1,315

Earnings per basic share:
Income from continuing operations	$0.50	$0.44	$1.12
Discontinued operations	$0.01	$(0.02)	$(0.05)
Earnings per basic share	$0.51	$0.42	$1.07

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$734	$630	$1,471

Diluted EPS Adjustments:
Income impact of assumed conversions:
Preferred stock dividends (Series B - Mitsubishi)	0	0	196
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$734	$630	$1,667

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	2	(30)	(60)

Earnings (loss) applicable to common shareholders plus assumed conversions	$736	$600	$1,607

Average diluted common shares outstanding and common stock equivalents (millions)	1,472	1,448	1,626

Earnings per diluted share:
Income from continuing operations	$0.50	$0.43	$1.03
Discontinued operations	$-	$(0.02)	$(0.04)
Earnings per diluted share	$0.50	$0.41	$0.99

Note:	-	The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share. For further discussion of the Firm's earnings per share calculations, see page 13 of Morgan Stanley's Financial Supplement accompanying this release.